SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 3, 2006


                                BEXIL CORPORATION
                -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


          Maryland                     001-12233             13-3907058
--------------------------------------------------------------------------------
(State or Other Jurisdiction of (Commission File Number)    (IRS Employer
        Incorporation)                                      Identification No.)



                   11 Hanover Square  New York, NY               10005
               (Address of Principal Executive Offices)        (ZIP Code)


       Registrant's telephone number, including area code: 1-212-785-0400


                                 Not Applicable
                -------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.02. Results of Operations and Financial Conditions.

     On April 3, 2006, Bexil Corporation (the "Company") issued a press release announcing financial results for the year ended December 31, 2005.
A copy of the December 31, 2005 press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     The information contained in this report on Form 8-K (including the exhibit) is being furnished pursuant to Item 5 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exihibits.

          (c)  Exhibits.


               Exhibit No.   Description of Exhibit
               ==========    =================================================
                    99.1     Press Release announcing its financial results for
                             the year ended December 31, 2005.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                BEXIL CORPORATION


Date:     April 3, 2006                         /s/ Thomas O'Malley
                                                ---------------------
                                                    Thomas O'Malley
                                                    Chief Financial Officer

                                  EXHIBIT INDEX
                                  -------------

Exhibit Number                                  Exhibit Description
--------------                                  -------------------

     99.1                               Press Release announcing its financial
                                         results for the year ended December 31,
                                                         2005.

Bexil Corporation Announces 2005 Financial Results

NEW YORK - Bexil Corporation (AMEX: BXL) today reported its financial results for the year ended December 31, 2005.

Overview

Bexil's primary holding is, and for the last three years has been, its fifty percent interest in privately held York Insurance Services Group, Inc. ("York"). York is an insurance services business process outsourcing company. Since the 1930's, York (through predecessor companies) has served as both an independent adjustment company and third party administrator providing comprehensive claims, data, and risk related services to insurance companies, self-insureds, and intermediaries throughout the United States. York's business units include the program management, licensed private investigation, recovery, environmental consulting, retail logistics and large/complex loss adjusting. The Company's fifty percent interest in York is accounted for using the equity method and, therefore, our financial results are not consolidated with York's.

Sale of interest in York Insurance Services Group

On December 23, 2005, the Company entered into an agreement for the sale (the "Proposed Sale") of its fifty percent interest in York to York Insurance Acquisition, Inc. ("York Buyer"), a newly formed entity controlled by Odyssey Investment Partners, LLC ("Odyssey") and certain other investors for approximately $39 million in cash. A special committee of independent directors, have evaluated the fairness of the transaction, and the Board of Directors of Bexil have approved the transaction, which is subject to the approval of the holders of at least 50% of Bexil's outstanding common stock. Holders of approximately 32% of Bexil's stock have entered into an agreement in which they have agreed to vote their shares in favor of the sale and against any action that would reasonably be expected to prevent the transactions contemplated by the sale. On March 27, 2006, proxy material was mailed to stockholders seeking approval of the Proposed Sale at a special meeting of stockholders scheduled for April 27, 2006. Completion of the transaction is also subject to the consummation of an agreement by the other fifty percent owner of York, Thomas C. MacArthur, to sell a portion and rollover a portion of his shares to York Buyer, and other conditions to closing.

If the sale does not receive shareholder approval, the agreement for the Proposed Sale will be terminated. The agreement obligates the Company to pay York Buyer its reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to York Buyer and its affiliates) incurred by York Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Proposed Sale agreement and the agreement by the other fifty percent owner of York up to a maximum of $1,750,000 if the Proposed Sale agreement is terminated for certain reasons, including if the sale of the Company's fifty percent interest in York is not approved by the stockholders of the Company.

2005 Financial Results

Total revenues of $308,432 in 2005 increased $144,689 or 88.4% compared to 2004. Revenues from consulting and other fees earned from York increased $59,000 due primarily to an increase in the consulting arrangement to $150,000 per annum in 2005 from $100,000 per annum in 2004. Dividend and interest income increased $85,689 or 168.9% due to larger investable cash balances and rising yields on our money market fund investment. Cash balances were larger primarily as a result of receiving $12,670,691 in cash dividends from York in 2005.

Total expenses of $2,352,262 in 2005 increased $1,325,505 or 129.1% compared to total expenses of $1,026,757 in 2004. Compensation and benefits increased $742,350 or 121.6% in 2005 compared to 2004. The increase was due to bonus payments totaling $815,625 paid to the Chief Executive Officer and the Executive Chairman as a result of the Company having entered into an agreement for the Proposed Sale. This was partially offset by a decrease of approximately $100,000 in base salary expense in 2005 from 2004. Professional expenses increased $571,615 or 252.0% in 2005. This was due to an increase in audit and audit related expenses of approximately $226,000 as a result of the change in auditors in 2005. Legal expenses increased approximately $116,000 and other professional services increased approximately $208,000 arising from the Proposed Sale. The decrease in occupancy expenses was due to a decrease in allocated rent and occupancy expenses for jointly used office space and administrative support functions from affiliate Winmill & Co. Incorporated of $31,729. Communications expenses increased $42,008 or 74.7% due to expenses incurred from the Proposed Sale.

The Company recognized an impairment loss of $325,000 related to an investment in the common stock of a non-public entity in 2005. A valuation committee established by the Company determined that the decrease in fair value of the investment was other than temporary based upon the financial condition and near term prospects of the underlying investee.

The Company's income tax benefit decreased $110,673 or 41.4% in 2005 due primarily to a reduction in deferred tax assets.

The Company's equity in the earnings of York increased $800,343 or 28.5% in 2005, from $2,812,088 in 2004 to $3,612,431 in 2005. This increase is attributable to York's net income from 2004 to 2005.

Net income in 2005 was $1,400,222 compared to net income of $2,219,785 in 2004, representing a 36.9% decrease year to year. Net income on a per-share diluted basis was $1.59 in 2005, compared with $2.52 in 2004, representing a 37.1% decrease year to year.

                                BEXIL CORPORATION
                         UNAUDITED STATEMENTS OF INCOME
                 For the Years Ended December 31, 2005 and 2004

                                                                  2005            2004
                                                                  ====            ====
Revenues

    Consulting and other                                        $ 172,000      $ 113,000

    Dividends and interest                                        136,432         50,743
                                                                ---------      ---------
                                                                  308,432        163,743
                                                                ---------      ---------
Expenses

    Employee compensation and benefits                          1,352,639        610,289

    Professional                                                  798,460        226,845

    Occupancy                                                     102,896        133,364

    Communicaitons                                                 98,267         56,259
                                                                ---------      ---------


                                                                2,352,262      1,026,757
                                                                ---------      ---------


Realized gain (loss) on investments                              (325,000)         3,417
                                                                ---------      ---------


Loss before income taxes and equity in earnings of

    York Insurance Services Group, Inc.                         (2,368,830)      (859,597)

Income tax benefit                                                (156,621)      (267,294)



Equity in earnings of York Insurance Services Group, Inc.        3,612,431      2,812,088
                                                                 ---------      ---------

Net income                                                     $ 1,400,222    $ 2,219,785
                                                               ===========    ===========


Per share net income:



    Basic                                                        $ 1.59          $ 2.52

    Diluted                                                      $ 1.59          $ 2.52



Average shares outstanding:

    Basic                                                        879,592         879,591

    Diluted                                                      882,521         879,591

                                                   Year ended December 31,
                                                   -----------------------

York Insurance Services Group, Inc.                2005               2004
                                                   ----               ----

Revenues                                       $ 75,241,609       $ 71,512,418

Expenses                                         63,186,888         60,952,590

Net income                                        7,224,861          6,041,101

Working capital                                   8,727,146         14,169,125

Total assets                                     30,444,192         35,481,110

Long term debt                                   13,834,609          1,209,949

Shareholder's equity                                730,452         18,846,973


More information about Bexil may be found at its web site http://www.bexil.com.

This press release may contain "forward looking information" and "forward looking statements" and similar expressions that reflect Bexil's current expectations about its future performance, and are subject to risks, uncertainties and other factors that could cause Bexil's actual performance to differ materially from those expressed in, or implied by, the forward looking information and these forward looking statements.

Contact: Thomas O'Malley
         Chief Financial Officer
         1-212-785-0400, ext. 267
         tomalley@bexil.com